Exhibit 5.1

MAPLES

Our ref	SHF/610333-000003/10687152v5
Direct tel	+852 3690 7507
Email	shirley.fu@maplesandcalder.com

Origin Agritech Limited

C/o Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

23 August 2017

Dear Sirs

Origin Agritech Limited – F-3 Opinion

We are lawyers licensed and registered to advise on the laws of the British Virgin Islands. We have acted as counsel as to British Virgin Islands law applicable to Origin Agritech Limited, a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended) (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 to be dated 24 August 2017 (the "Registration Statement") relating to the ordinary shares of the Company of no par value which have been or will be issued and sold by the Company from time to time (the "Ordinary Shares").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 18 August 2017, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2	The records of proceedings on file with and available for inspection on 18 August 2017 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The minutes of the meeting of the board of directors of the Company held on 21 June 2017 (the "Resolutions").

1.4	The corporate records of the Company maintained at its registered office in the British Virgin Islands.

1.5	The Registration Statement.

1.6	The transaction documents listed in the Schedule (the "Transaction Documents")

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Memorandum and Articles remain in full force and effect and are unamended.

2.3	The Resolutions are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect.

2.4	The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Transaction Documents relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Transaction Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

2.7	Each director of the Company considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

2.8	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Kansas (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.9	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.10	The choice of the Relevant Law as the governing law of the Transaction Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Kansas and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of Kansas and all other relevant laws (other than the laws of the British Virgin Islands).

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2.11	All signatures, initials and seals are genuine.

2.12	The Company has received, or will receive, money or money's worth in consideration for the issue of the Ordinary Shares.

2.13	There will be sufficient Ordinary Shares authorised for issue under the Company's Memorandum and Articles.

2.14	All public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.15	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.16	Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.17	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares or entering into and performing its obligations under the Transaction Documents.

2.18	No monies paid to or for the account of any party under the Transaction Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.19	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.20	Each director of the Company considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of this opinion letter.

2.21	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

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3.1	The Company is a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the "Company's Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by any executive officer of the Company for and on behalf of the Company in accordance with the Resolutions, the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations assumed by the Company will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

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(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or the Ordinary Shares in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	we reserve our opinion as to the enforceability of the relevant provisions of a Transaction Document to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.3	Applicable court fees will be payable in respect of enforcement of the Transaction Documents.

4.4	Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company. Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in a Transaction Document.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.7	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.8	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

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4.9	Under British Virgin Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands, but if this were to occur in respect of the Company's Ordinary Shares, or any security that provides the right to acquire Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.10	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Transaction Documents or the Ordinary Shares or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Ordinary Shares or the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by US counsel to the Company for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/S/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Schedule

Transaction Documents

1.	The Securities Purchase Agreement dated 5 July 2017 between the Company and L2 Capital, LLC.

2.	The Equity Purchase Agreement dated 5 July 2017 between the Company and L2 Capital, LLC.

3.	The Registration Rights Agreement dated 5 July 2017 between the Company and L2 Capital, LLC.

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